UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2007

Hansen Natural Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-18761	39-1679918
(Commission File Number)	(IRS Employer Identification No.)

1010 Railroad Street

Corona, California 92882

(Address of principal executive offices and zip code)

(951) 739 - 6200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 31, 2006, Hansen Natural Corporation (the "Company") disclosed the receipt of a letter from the Staff of the Pacific Regional Office of the Securities and Exchange Commission requesting that the Company voluntarily produce certain documents and information relating to the Company's filing of SEC Forms 4 and the Company's stock option grant practices. On November 6, 2006, the Company announced that it had appointed a special committee (the "Special Committee") to undertake a special investigation of certain option grants. The Special Committee has retained independent counsel to conduct the investigation, which is ongoing. In light of these developments, the Company currently is not in a position to complete the preparation of the financial statements and certain related information required to be included in Form 10-K for the fiscal year ended December 31, 2006. The Company intends to file the Form 10-K as soon as practicable after the completion of the investigation by the Special Committee. This will likely not occur until after the fifth calendar day following the prescribed due date of the Form 10-K.

Pending the conclusion of the investigation, the Company has determined to report only selected financial information for the fourth quarter and fiscal year ended December 31, 2006 and 2005 respectively. Such information is set forth in a press release publicly disseminated by the Company today and attached as Exhibit 99.1 hereto. The Company will hold an investor conference call at 10:30 a.m. Pacific Time today, February 27, 2007.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit 99.1 Press Release dated February 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hansen Natural Corporation

Date: February 27, 2007	/s/ Rodney C. Sacks

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Rodney C. Sacks

Chairman of the Board of Directors

and Chief Executive Officer